Exhibit 99.1

The LGL Group, Inc. Reports Full Year and
Fourth Quarter 2012 Financial Results

Announces Addition to its Board of Directors

ORLANDO, FL, March 27, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the full year and quarter ended December 31, 2012.
2012 Full-Year and Fourth Quarter Financial Results
Total revenues for the year ended December 31, 2012, were $29,706,000, a decrease of 16.7% from revenues of $35,682,000 in 2011.  Net loss for the year ended December 31, 2012, was ($1,320,000), compared with net income of $382,000 in 2011.  Basic and diluted loss per share was ($0.51) for the year ended December 31, 2012, compared with earnings per share of $0.15 for the year ended December 31, 2011.  The decrease in 2012 revenues was due to reduced demand from existing customers for existing products in the markets we serve, as well as the effects of weakness in the global macroeconomic environment.  The noticeable decline began with the natural disaster that affected Japan, and then began to compound in the second half of 2011 with the combined effects of U.S. government spending uncertainty and the budget sequestration, as well as the continuing instability of economies within the Eurozone.  The Company believes that these systemic effects may have led to delays in infrastructure spending and reduced levels of macroeconomic growth.  The decrease in net income and earnings per share for 2012 is a direct result of the decrease in revenues.
Pre-tax earnings (loss) for the year ended December 31, 2012, was ($1,844,000), compared to $567,000 for the same period in 2011, and pre-tax diluted loss per share was ($0.71) for the year ended December 31, 2012, compared to pre-tax diluted earnings per share of $0.22 for the same period in 2011. Pre-tax earnings (loss) for the year ended December 31, 2012, includes stock-based compensation expense of $428,000, compared to $363,000 for the year ended December 31, 2011.
Greg Anderson, LGL's President and Chief Executive Officer, said, "We remain in a challenging economic environment that is affecting us and the markets that we serve.  However, our position serving clients in the commercial avionics market was a growth area in 2012, which we expect to continue into 2013.  We are focusing efforts on research and development that will lead to new products and allow entry into additional segments of the timing and frequency control markets, as well as by carefully managing structural costs to keep us in position to leverage our strong balance sheet as market conditions improve."
Total revenues for the quarter ended December 31, 2012, were $7,643,000, an increase of 4.6% over the Q3 2012 revenues of $7,307,000 and an increase of 3.5% over revenues for the comparable quarter in 2011. Net loss for the quarter ended December 31, 2012, was ($198,000), or ($0.08) per share, which was an improvement over the net loss of ($314,000), or ($0.12) per share for the prior quarter and the net loss of ($296,000), or ($0.11) per share for the same period in 2011.
The Company's order backlog remained consistent quarter over quarter with an order backlog of $8,703,000 at December 31, 2012, compared to $8,745,000 at September 30, 2012.
2012 Gross Margins of 26.1% and Strong Capital Position

Gross margins for the year ended December 31, 2012, were 26.1%, compared to 30.2% for 2011. The decrease in gross margin was primarily due to the decrease in 2012 revenues compared to 2011, which spread fixed infrastructure costs over a smaller revenue base.  However, for Q4 2012, gross margins were 30.7% compared to 27.4% for the same quarter in 2011.  Mr. Anderson said, "Our efforts to manage costs were seen in gross margin results for Q4 2012, and we remain committed to managing structural costs closely going forward."

Total cash and cash equivalents and restricted cash at December 31, 2012, was $10,125,000, or $3.90 per share, compared to $13,709,000, or $5.33 per share at December 31, 2011.  The decrease of $3,584,000 was primarily due to the repayment of debt of $2,119,000, capital expenditures of $906,000, and cash used in operating activities of $469,000.  Cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, improved to $7,247,000 at December 31, 2012, compared to $8,230,000 at December 31, 2011. The improvement was due to managing working capital levels to align with the reduced business activity that prevailed during 2012.

Mr. Anderson said, "We enter 2013 with the foundation of a strong balance sheet and a solid operating platform that we can leverage as market conditions improve.  We continue to seek investment opportunities and to strategically allocate capital to projects and technology development that will bring new products to market and growth opportunities that create shareholder value."
Donald Hunter Joins LGL Board of Directors

The Company also announced that Donald Hunter was appointed to the Board of Directors on March 26, 2013.  Mr. Hunter brings more than 22 years of financial, operating, corporate development, international and mergers and acquisition experience, including six years as Chief Operating and Chief Financial Officer of Harbor Global Company Limited, a public company that owned international investment management and natural resources subsidiaries.
LGL's Chairman of the Board, Marc Gabelli, said, "We welcome Donald to the Board of Directors and the valuable insights he brings to LGL through his international finance and corporate development experience."

Investor's Conference Call Scheduled for Thursday, March 28, 2013, at 10:00 A.M. ET
An investor conference call is scheduled for Thursday, March 28, 2013, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's full-year and fourth quarter 2012 earnings results, current business activities and strategy.  The Company's President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.  The conference ID is LGLIR328.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.
Caution Concerning Forward Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the year ended December 31,	2012	2011

REVENUES	$29,706	$35,682
Cost and expenses:
Manufacturing cost of sales	21,966	24,918
Engineering, selling and administrative	9,522	10,090
OPERATING (LOSS) INCOME	(1,782)	674
Total other expense	(62)	(107)
(LOSS) INCOME BEFORE INCOME TAXES	(1,844)	567
Income tax benefit (provision)	524	(185)

NET (LOSS) INCOME	$(1,320)	$382

Weighted average number of shares used in basic and diluted EPS calculation.	2,593,741	2,572,825

BASIC AND DILUTED NET (LOSS) INCOME PER COMMON SHARE.	$(0.51)	$0.15

For the quarter ended December 31,	2012	2011

REVENUES	$7,643	$7,387
Cost and expenses:
Manufacturing cost of sales	5,300	5,327
Engineering, selling and administrative	2,578	2,455
OPERATING LOSS	(235)	(395)
Total other income (expense)	37	(49)
LOSS BEFORE INCOME TAXES	(198)	(444)
Income tax benefit	--	148

NET LOSS	$(198)	$(296)

Weighted average number of shares used in basic and diluted EPS calculation.	2,586,181	2,582,049

BASIC AND DILUTED NET LOSS PER COMMON SHARE.	$(0.08)	$(0.11)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$8,625	$13,709
Restricted cash	1,500	--
Accounts receivable, less allowances of $79 and $131, respectively	4,350	4,309
Inventories, net	5,349	5,676
Deferred income taxes	1,114	960
Prepaid expenses and other current assets	665	292
Total current assets	21,603	24,946
Property, plant and equipment, net	4,707	4,530
Other assets, net	3,283	2,945
Total Assets	29,593	32,421
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	4,979	6,828
Long-term debt, net of current portion	--	--
Total Liabilities	4,979	6,828
Stockholders' Equity	24,614	25,593
Total Liabilities and Stockholders' Equity	$29,593	$32,421

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of 2012 GAAP Net Loss to Non-GAAP Pre-Tax Loss

For the year ended December 31, 2012	Dollars (000's)	Amounts Per Share

Net loss and diluted loss per share	$1,844	$0.71
Income benefit	524	0.20
Pre-tax loss and pre-tax loss per share	$1,320	$0.51

Weighted average number of shares used in basic and diluted EPS calculation	2,593,741

For the quarter ended December 31, 2012	Dollars (000's)	Amounts Per Share

Net loss and diluted loss per share	$198	$0.08
Income tax benefit	--	--
Pre-tax loss and pre-tax loss per share	$198	$0.08

Weighted average number of shares used in basic and diluted EPS calculation	2,586,181